Service Request# 20192510649

# State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

9019192
PHILIP MAGRI
2642 NE 9TH AVENUE
FORT LAUDERDALE, FL 33334

04-03-2019

| DESCRIPTION | AMOUNT |
|---|---|
| 6579173 - IRONCLAD ENCRYPTION CORPORATION | |
| 0151 Stock Designation | |
| Stock Designation Fee | $5.00 |
| Receiving/Indexing | $115.00 |
| Surcharge Assessment-New Castle County | $6.00 |
| Page Assessment-New Castle County | $63.00 |
| Data Entry Fee | $5.00 |
| Court Municipality Fee, Wilm. | $20.00 |
| Expedite Fee, 24 Hour | $100.00 |
| TOTAL CHARGES | $314.00 |
| TOTAL PAYMENTS | $314.00 |
| BALANCE | $0.00 |

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:12 AM 04/03/2019
FILED 10:12 AM 04/03/2019
SR 20192510649 - File Number 6579173

# CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK OF IRONCLAD ENCRYPTION CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, IronClad Encryption Corporation, a corporation organized and existing under the General Corporation Law (the "**DGCL**") of the State of Delaware (the "**Corporation**"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

**WHEREAS**, the Certificate of Incorporation of the Corporation (the "**Certificate of Incorporation**") authorizes the issuance of up to 20 million (20,000,000) shares of preferred stock, par value $0.001 per share, of the Corporation ("**Preferred Stock**") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "**Board**"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

**WHEREAS**, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

**NOW, THEREFORE, BE IT RESOLVED**, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the "**Certificate of Designation**") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

## 1. Designation and Amount.

This series of Preferred Stock shall be designated "**Series A Preferred Stock**" and the authorized number of shares constituting such series shall be **One Hundred (100)** (the "**Shares**"). The par value of the Series A Preferred Stock shall be $0.001 per share. Shares of the Series A Preferred Stock shall have a stated value of $0.001 per share (the "**Stated Value**").

**2. Dividends.**

The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends.

**3. Preferences on Liquidation.**

Subject to the provisions of **Section 6** below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount equal to the Stated Value per share (the "**Liquidation Value**").

**4. Voting Rights.**

Except as otherwise required by law or by the Certificate of Incorporation and except as set forth in **Section 6(b)** below, the outstanding shares of Series A Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Corporation as a single class and, regardless of the number of shares of Series A Preferred Stock outstanding and as long as at least one of such shares of Series A Preferred Stock is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.

**5. Negative Covenants.**

The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

**6. Ranking; Changes Affecting Series.**

(a) The Series A Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, (i) rank senior to any of the shares of Common Stock of the Corporation, and any other class or series of stock of the Corporation which by its terms shall rank junior to the Series A Preferred Stock (the "**Junior Securities**"), and (ii) rank junior to any other series or class of preferred stock of the Corporation and any other class or series of stock of the Corporation which by its term shall rank senior to the Series A Preferred Stock.

(b) So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock, or (ii) amend the provisions of this **Section 6**; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, as to changes affecting the Series A Preferred Stock.

**7. Redemption.**

(a) Redemption Election. At any time and from time to time on or after the date of issuance, the Corporation shall have the right to elect to have, out of funds legally available therefor, all or any portion of the then outstanding Shares of Series A Preferred Stock (a "**Series A Redemption**") for a price per Share equal to the Liquidation Value for such share (the "**Series A Redemption Price**"). Any such Series A Redemption shall occur not more than thirty (30) days following receipt by the holders of the Shares of a written election notice (the "**Series A Election Notice**") from the Corporation stating the aggregate number of Shares to be redeemed (the "**Series A Redemption Date**"). Upon receipt of a Series A Election Notice, all holders of the Shares be deemed to have elected to have all, or in the case of an election to redeem less than all of the Shares of Series A Preferred Stock, the same pro rata portion of their Shares redeemed pursuant to this **Section 7** and such election shall bind all holders of Series A Preferred Stock. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates representing such Shares in accordance with **Section (b)7(b)** below, the aggregate Series A Redemption Price for all Shares held by each holder of Shares shall be payable in cash in immediately available funds to the respective holders of the Series A Preferred Stock on the applicable Series A Redemption Date and the Corporation, except to the extent prohibited by applicable Delaware law.

(b) Surrender of Certificates. On or before the Series A Redemption Date, each holder of Shares of Series A Preferred Stock shall surrender the certificate or certificates representing such Shares to the Corporation, in the manner and place designated in the Series A Redemption Notice, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Series A Redemption Notice. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price by check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of canceled stock certificate.

**8. Conversion.**

The shares of the Series A Preferred Stock are not convertible into Common Stock of the Corporation.

**9. Restrictions on Transfer.**

(a) No holder of Series A Preferred Stock shall Transfer all or any portion of its shares of Series A Preferred Stock without the written consent of the Company (which consent may be granted or withheld in the sole discretion of the Board of Directors).

(b) Any Transfer or attempted Transfer of shares of Series A Preferred Stock in violation of this **Section 9** shall be null and void, no such Transfer shall be recorded on the Company's books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such shares of Series A Preferred Stock for all purposes.

(c) As used in this **Section 9** "**Transfer**" means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Series A Preferred Stock owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Series A Preferred Stock owned by a Person. "**Transfer**" when used as a noun shall have a correlative meaning. "**Transferor**" and "**Transferee**" mean a Person who makes or receives a Transfer, respectively. "**Person**" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

**10. Protection Provisions.**

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Senior Securities**");

(d) create any new class or series of capital stock ranking *pari passu* with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined, "**Pari Passu Securities**");

(e) increase the authorized number of shares of Series A Preferred Stock;

(f) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) issue any additional shares of Senior Securities; or

(h) redeem, or declare or pay any cash dividend or distribution on any Junior Securities.

If holders of at least a majority of the then outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock pursuant to subsection (a) above, then the Corporation shall deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "**Dissenting Holders**").

**11. Merger, Consolidation, Etc.**

(a) If at any time or from time to time there shall be (i) a merger, or consolidation of the Corporation with or into another corporation, (ii) the sale of all or substantially all of the Corporation's capital stock or assets to any other person, (iii) any other form of business combination or reorganization in which the Corporation shall not be the continuing or surviving entity of such business combination or reorganization, or (iv) any transaction or series of transactions by the Corporation in which in excess of 50 percent (50%) of the Corporation's voting power is transferred (each, a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization.

(b) The provisions of this **Section 11** are in addition to and not in lieu of the provisions of **Section 2** hereof.

**12. No Impairment.**

The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of

Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

**13. Lost or Stolen Certificates.**

Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

**IN WITNESS WHEREOF**, this Certificate of Designation is executed on behalf of the Corporation by its Authorized Officer this 1st day of April, 2019.

**IRONCLAD ENCRYPTION CORPORATION**

By: ______________________________
Name: J.D. McGraw
Title: Chief Executive Officer and President